EXHIBIT NO. 21

SUBSIDIARIES OF THE REGISTRANT

Registrant:	Roanoke Electric Steel Corporation

Subsidiary of Registrant	Organized Under Jurisdiction of

Shredded Products Corporation	Virginia

John W. Hancock, Jr., Inc.	Virginia

Socar, Incorporated	South Carolina

Socar of Ohio, Inc.	Ohio

RESCO Steel Products Corporation	Virginia

Roanoke Technical Treatment and Services, Inc.	Virginia

(Inactive)

Steel of West Virginia, Inc.	Delaware

SWVA, Inc.	Delaware

Marshall Steel, Inc.	Delaware

Steel Ventures, Inc.	Delaware

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